EXHIBIT 4.45
THIS DEED OF ASSIGNMENT OF LOAN is made on the 31st day of December 2007
AND GIVEN BY : -
(1)	J.I.C. Technology Company Limited, a company incorporated in the Cayman Islands with limited liability whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Assignor”)
IN FAVOUR OF
(2)	Top Eastern Investment Limited, a company incorporated in Hong Kong with limited liability whose registered office is at Suites 1506-1508, One Exchange Square, 8 Connaught Place, Hong Kong (the “Assignee”)
WITH THE CONSENT OF : -
(3)	Jetup Electronic (Shenzhen) Co., Ltd., a company incorporated in the People’s Republic of China with limited liability whose registered office is at Sanyidui Industrial Zone, Zhoushi Road, Jiuwei Village, Xixang Town, Bao’an District, Shenzhen, the People’s Republic of China, Postal Code 518102 (the “Company”)
WHEREAS : -
(A)	The Company is as at the date hereof indebted to the Assignor in the principal sum of HK$21,500,000 being interest-free loans advanced by the Assignor to the Assignee (the “Loan”).
(B)	The Assignor has agreed to sell its right, title and interest in the Loan to the Assignee on the terms and conditions of this Deed.
NOW THIS DEED WITHNESSETH as follows : -
1.	In consideration of the sum of HK$21,500,000 paid by the Assignee to the Assignor (the receipt whereof the Assignor hereby acknolowdedges), the Assignor as beneficial owner hereby assigns to the Assignee all of its right, title, benefit and interest of and in the Loan free from all claims, charges, liens, encumbrances, equities or adverse rights of any nature whatsoever together with all rights attached or attaching, accrued or accruing thereto as at the date hereof to hold the same unto the Assignee absolutely.

2.	The Company hereby acknowledges and confirms that as from the execution of this Deed, the Loan is owed to the Assignee and the Assignee is entitled at any time and from time to time to require immediate repayment of all or any part of the Loan from the Company.

3.	The Assignor hereby represents and warrants to the Assignee that : -
(a)	all information contained in this Deed (including the recital) is true and accurate;

(b)	the Loan is immediately due and payable and is valid and subsisting and free from all or any encumbrance, compromise, release, or waiver; and

(c)	it has all the right, full power and authority to assign the benefit of and in the Loan and to enter into and perform this Deed.
4.	The Company agrees and consents to the foregoing assignment of the Loan and further undertakes to the Assignor that it will henceforth make all payments of the Loan and discharge all its obligations in respect thereof to the Assignee.

5.	Any notice required to be given under this Deed shall be in writing and shall be delivered personally or sent by facsimile transmission to such facsimile transmission numbers as may be provided or by registered or recorded delivery post, postage prepaid to the respective party at the address set out herein or such other address as may have been last notified in writing by or on behalf of such party to the other parties hereto. Any such notice shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by post or facsimile transmission at the time it would have been received in the normal course of post or facsimile transmission.

6.	The Company agrees and consents to the foregoing and further undertakes to the Assignor that it will henceforth make all payments of the Loan and discharge all its obligations in respect thereof to the Assignee directly instead of to the Assignor.

7.	This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts in relation to any proceeding arising out of or in connection with this Deed.

IN WITNESS whereof the parties both caused their respective common seals to be hereunto affixed the day and year first above written.

SEALED with the common seal of	)
J.I.C. Technology Company Limited	)	/s/ Koo Ming Kown
and signed by its director	)
Mr. Koo Ming Kown	)
at Unit C, 17/F, Edificio Comercial Rodrigues,	)
599 Da Avenida Da Praia Grande, Macao	)
in the presence of:
/s/ K. H. Lee
K. H. Lee
Senior In-House Counsel

SEALED with the common seal of	)
Top Eastern Investment Limited	)	/s/ Chui Kam Wai
and signed by its director	)
Mr. Chui Kam Wai	)
at Unit C, 17/F, Edificio Comercial Rodrigues,	)
599 Da Avenida Da Praia Grande, Macao	)
in the presence of:
/s/ K. H. Lee
K. H. Lee
Senior In-House Counsel

SEALED with the common seal of	)
Jetup Electronic (Shenzhen) Co., Ltd.	)	/s/ Chui Kam Wai
and signed by its director	)
Mr. Chui Kam Wai	)
at Unit C, 17/F, Edificio Comercial Rodrigues,	)
599 Da Avenida Da Praia Grande, Macao	)
in the presence of:
/s/ K. H. Lee
K. H. Lee
Senior In-House Counsel

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